Exhibit 10.1

[Execution]

AMENDMENT NO. 1 TO

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated September 17, 2013 (this “Amendment No. 1”), is by and among Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), Haynes International, Inc., a Delaware corporation (“Haynes Parent”) and Haynes Wire Company, a Delaware corporation (“Haynes Wire” and together with Haynes Parent, each individually, a “Borrower” and collectively, “Borrowers”).

W I T N E S S E T H :

WHEREAS, Agent, Lenders and Borrowers have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Third Amended and Restated Loan and Security Agreement, dated July 14, 2011, by and among Agent, Lenders and Borrowers (as the same now exists and is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements;

WHEREAS, Borrowers desire to amend certain provisions of the Loan Agreement as set forth herein, and Agent and Lenders are willing to agree to such amendments on the terms and subject to the conditions set forth herein;

WHEREAS, by this Amendment No. 1, Agent, Lenders, Borrowers desire and intend to evidence such amendments;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Definitions.

(a)                                 Additional Definition.  As used herein, “Amendment No. 1” shall mean Amendment No. 1 to Third Amended and Restated Loan and Security Agreement, dated September 17, 2013, by and among Agent, Lenders and Borrowers, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, such definition.

(b)                                 Interpretation.  For purposes of this Amendment No. 1, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 1.

2.                                      Collateral Reporting.  Section 7.1(a)(i) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(i) as soon as possible after the end of each month (but in any event by the close of business on the fourth (4th) Business Day after the end thereof), on a monthly basis, provided, that, at any time that Excess Availability is less than an amount equal to fifteen (15%) percent of the Maximum Credit, as soon as possible after the end of each week (but in any event by the close of business on the fourth (4th) Business Day after the end thereof), or more frequently as Agent may request at any time that a Default or Event of Default exists or has occurred and is continuing, a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the vice president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Haynes Parent, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including a schedule of all Accounts created, collections received and credit memos issued for each day of the immediately preceding period); “

3.                                      Dividends and Redemptions.  Section 9.11(d) is hereby deleted in its entirety and replaced with the following:

“(d)  Borrowers may pay cash dividends in respect of its Capital Stock or purchase its Capital Stock; provided, that, each of the following conditions is satisfied as determined by Agent, (i) Agent shall have received from Administrative Borrower not less than ten (10) Business Days’ written notice prior to the date of the payment of any dividends or purchase of Capital Stock (specifying the amount to be paid by Borrowers), (ii) such dividends and purchases shall be paid with funds legally available therefor, (iii) such dividends and purchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its or their property are bound, (iv) as of the date of such dividend payment or purchase and after giving effect thereto, Excess Availability shall be not less than an amount equal to fifteen (15%) percent of the Maximum Credit, (v) with respect to any such purchase or any such dividend payment (other than quarterly dividends paid by Haynes Parent in respect of its fiscal quarters ending on each of December 31, March 31, June 30 and September 30 of each year), the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries (on a consolidated basis) as of the end of the fiscal month most recently ended prior to such payment or purchase for which financial statements of Borrowers and their

Subsidiaries have been received by Agent shall be not less than 1.0 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months ending on the last day of such fiscal month, (vi) only with respect to the payment of any quarterly dividends paid by Haynes Parent in respect of its fiscal quarters ending on each of December 31, March 31, June 30 and September 30 of each year, the aggregate amount of all such dividends paid in cash in any fiscal year shall not exceed $20,000,000, and (vi) as of the date of any such payment or purchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

4.                                      Share Repurchases.  Effective as of and after December 1, 2012, notwithstanding anything to the contrary set forth in the Loan Agreement or in any of the other Financing Agreements, in connection with the existing restricted stock plan of Haynes Parent in favor of certain of its employees or non-employee directors, Agent and Lenders hereby consent to Haynes Parent, upon the vesting of such shares of restricted stock, repurchasing from the applicable employee or non-employee director a number of shares (which repurchased shares shall be held by Haynes Parent as treasury stock) having a value equal to the amount of the withholding tax (or, in the case of non-employee directors, income tax) associated with the vesting of such stock (which amount of tax or withholding tax shall be based on the closing price of Haynes Parent stock on the day prior to the vesting of such shares of restricted stock).

5.                                      Representations and Warranties.  Borrowers, jointly and severally, represent and warrant with and to Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans and providing Letters of Credit to Borrowers:

(a)                                 no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment No. 1;

(b)                                 this Amendment No. 1 and each other agreement to be executed and delivered by Borrowers in connection herewith (together with this Amendment No. 1, the “Amendment Documents”) has been duly authorized, executed and delivered by all necessary action on the part of each Borrower which is a party hereto and, if necessary, their respective equity holders and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of each of the Borrowers, as the case may be, contained herein and therein constitute legal, valid and binding obligations of each of the Borrowers, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights;

(c)                                  the execution, delivery and performance of this Amendment No. 1 and the other Amendment Documents (i) are all within each Borrower’s corporate powers and (ii) are not in contravention of law or the terms of any Borrower’s certificate of incorporation, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound; and

(d)                                 all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

6.                                      Conditions Precedent. The amendments contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a)                                 Agent shall have received counterparts of this Amendment No. 1, duly authorized, executed and delivered by Borrowers;

(b)                                 Agent shall have received the consent or authorization from such Lenders as are required for the amendments provided for herein to execute this Amendment No. 1 on behalf of the Lenders;

(c)                                  Agent shall have received a true and correct copy of each consent, waiver or approval (if any) to or of this Amendment No. 1, which Borrowers are required to obtain from any other Person, and such consent, approval or waiver (if any) shall be in form and substance reasonably satisfactory to Agent; and

(d)                                 No Default or Event of Default shall exist or have occurred and be continuing.

7.                                      Effect of this Amendment.  Except as expressly set forth herein, no other amendments, changes, consents or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers shall not be entitled to any other or further amendment or consent by virtue of the provisions of this Amendment No. 1 or with respect to the subject matter of this Amendment No. 1.  To the extent of conflict between the terms of this Amendment No. 1 and the other Financing Agreements, the terms of this Amendment No. 1 shall control.  The Loan Agreement and this Amendment No. 1 shall be read and construed as one agreement.

8.                                      Governing Law.  The validity, interpretation and enforcement of this Amendment No. 1 and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

9.                                      Binding Effect.  This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

10.                               Further Assurances.  Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment No. 1.

11.                               Entire Agreement.  This Amendment No. 1 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

12.                               Headings.  The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 1.

13.                               Counterparts.  This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment No. 1 by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 1.  Any party delivering an executed counterpart of this Amendment No. 1 by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment No. 1, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment No. 1.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their authorized officers as of the day and year first above written.

WELLS FARGO CAPITAL FINANCE, LLC, as Agent and a Lender

By:	/s/ Vicky Geist

Title:	Vice President

JPMORGAN CHASE BANK N.A., as a Lender

By:	/s/ Lynne Ciaccia

Title:	Authorized Officer

HAYNES INTERNATIONAL, INC.

		By:	/s/ Mark Comerford

		Title:	President & CEO

HAYNES WIRE COMPANY

		By:	/s/ Mark Comerford

		Title:	President and CEO